Exhibit 99.1

SHARE PURCHASE AGREEMENT

This Agreement dated June 12th, 2006 is made

AMONG:

VOLCAN INVESTMENTS LIMITED (the “Vendor”)

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WELTER TRADING LIMITED (the “Purchaser”)

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VEDANTA RESOURCES PLC (“Vedanta”)

RECITALS

A.                         The Vendor is the sole registered and beneficial owner of all of the issued and outstanding shares (the “Shares”) in the capital of Twin Star International Limited, a corporation incorporated under the laws of Mauritius (the “Corporation”), being 5,000,000 shares of US$1.00 each;

B.                         The Corporation is the registered and beneficial owner of 146,039,658 common shares of Sterlite Gold Ltd. (the “Target”) representing approximately 55.0% of all the issued and outstanding common shares of Target (the “Target Shares”);

C.                         The Corporation has no liabilities other than the Corporation Loan (as defined herein) and no assets other than the Target Shares, the Target Loan (as defined herein) and the Non-Target Share Assets (as defined herein);

D.                         The Corporation and the Vendor have agreed to undertake a transaction (the “Reorganization”) whereby (i) the Non-Target Share Assets other than the Volcan Loan (as defined herein) will be transferred to the Vendor and/or one or more of the Vendor’s Affiliates pursuant to a scheme of arrangement under Mauritian law (the “Scheme of Arrangement”) for no consideration; and (ii) immediately upon completion of the Scheme of Arrangement, the Volcan Loan will be settled and extinguished, such transaction to be completed on a date (the “Reorganization Effective Date”) on or about June 30th, 2006;

E.	The Purchaser is a wholly-owned subsidiary of Vedanta;

F.                          The Purchaser has agreed to purchase and the Vendor has agreed to sell the Shares on and subject to the terms and conditions contained in this Agreement effective on the date which is the next succeeding Business Day (as defined herein) following the Reorganization Effective Date (the “Closing Date”);

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions. In this Agreement:

“Affiliate” has the meaning ascribed thereto in the OSA.

“Agreement” means this share purchase agreement.

“Applicable Securities Laws” means the provisions of the OSA and the YBCA and all other applicable corporate and securities laws, rules, regulations and published policies of the provinces and territories of Canada and applicable securities laws, rules, regulations and published policies of the United States and the rules, regulations and published policies of stock exchanges on which the Target Shares are listed or posted for trading.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday on which chartered banks in the cities of Toronto, Ontario or London, England are not open for business.

“Canadian GAAP” means Canadian generally accepted accounting principles applied on a consistent basis.

“Closing” means the completion of the purchase and sale of Shares in accordance with the provisions of this Agreement.

“Closing Date” has the meaning set out in Recital F.

“Closing Time” means the time of closing on the Closing Date provided for in Section 8.1.

“Contract” has the meaning set out in Section 5.2.

“Corporation” has the meaning set out in recital A.

“Corporation Loan” means the US$10,000,000 loan, plus accrued interest, payable by the Corporation to Vedanta.

“Damages” means any loss, cost, liability, claim, interest, fine, penalty, assessment, damage (including incidental, consequential, special, aggravated, exemplary or punitive damages) or expense (whether or not involving a Third Party Claim) including reasonable costs, fees and expenses of legal counsel on a full indemnity basis (without reduction for tariff rates or similar reductions) and reasonable costs, fees and expenses of investigation.

“Direct Claim” has the meaning set out in Section 10.7.

“Environmental Laws” means all applicable Laws imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Permits” means all permits, licences, written authorizations, certificates, approval, or registrations required by or available with or from any Governmental Entity under any Environmental Laws.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Governmental Entity” means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any self- regulatory organization.

“Guarantee” has the meaning set out in Section 4.8.

“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 10.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that is required to indemnify such Indemnified Party under Article 10.

“Joint Venture” of a Person means a joint venture in which the Person participates, directly or indirectly, whether as a partner, shareholder, interestholder or otherwise, that has a substantial impact on the financial condition, operations or prospects of the Person on a consolidated basis.

“Law” means all international trade agreements, codes and conventions, laws (including common law), by-laws, statutes, rules, regulations, policies, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of Licence of or from any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the party or parties or its or their business, undertaking, property or securities.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review.

“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for a Person by any Governmental Entity.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Mauritius Act” means the Companies Act 2001 (Mauritius).

“Non-Target Share Assets” means all assets held by the Corporation as of the date hereof other than the Target Shares and the Target Loan namely the assets as set out on Schedule A.

“Offer” means the offer by the Offeror to all holders in Canada and such other jurisdictions as the Offeror may determine, to purchase all of the outstanding Target Shares not owned by the Offeror or any of its Affiliates, including any Target Shares that may become outstanding pursuant to the exercise of any currently outstanding convertible or exchangeable securities on substantially the terms and conditions summarized in the Support Agreement.

“Offeror” has the same meaning as the Corporation.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Entity.

“OSA” means the Securities Act (Ontario).

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Person” means an individual, partnership, association, body corporate, Joint Venture, business organization, trust, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status.

“Prime Rate” means the prime rate of interest per annum quoted by Barclays Bank PLC from time to time as its reference rate of interest for demand loans made to its commercial customers in the United Kingdom and which Barclays Bank PLC refers to as its “prime rate”, as such rate may be changed from time to time.

“Public Documents” means all documents or information required to be filed by the Target under Applicable Securities Laws since January 1, 2003.

“Purchase Price” has the meaning set out in Section 2.2.

“Purchaser’s Indemnified Parties” means Vedanta and its subsidiaries, the Corporation and their respective directors, officers, employees and agents.

“Reorganization” has the meaning set out in recital D.

“Reorganization Effective Date” has the meaning set out in recital D.

“Shareholder” means a holder of Target Shares.

“Shares” has the meaning set out in recital A.

“Support Agreement” means the Support Agreement to be dated the date hereof among Vedanta, the Offeror and the Target.

“Target” has the meaning set out in recital B.

“Target Loan” means the US$10,000,000 loan, plus accrued interest, payable by the Target to the Corporation.

“Target Material Adverse Effect” means a change, effect, event, occurrence or state of facts (or any development involving a prospective change) which materially and adversely affects, or would reasonably be expected to materially and adversely affect (a) the business, operations, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, results of operations, Licences, rights, privileges or prospects of the Target and/or any of its Subsidiaries, taken as a whole, or (b) the ability of the Target to perform its obligations under the Support Agreement or consummate the transactions contemplated therein, in each case other than any change, effect, event, occurrence or state of facts (or any development including a prospective change) relating to the global economy or securities markets in general.

“Target Shares” has the meaning set out in recital B.

“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, royalties, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, social security, workers’ compensation, employment insurance, stamp taxes, business taxes, property taxes, alternative minimum taxes, goods and services tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Third Party Claim” has the meaning given in Section 10.7.

“Vendor’s Indemnified Parties” means the Vendor and its directors, officers, employees and agents.

“Volcan Loan” has the meaning set out in Schedule A.

“YBCA” means the Business Corporations Act (Yukon).

1.2	Actions on Non-Business Days.

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.3	Currency and Payment Obligations.

Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in Canadian dollars;

(b)         any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds; and

(c)          any payment due on a particular day must be received by and be available to the payee not later than 2:00 p.m. (London time) on the due date at the payee’s address for notice under Section 11.3 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next succeeding Business Day.

1.4	Calculation of Interest.

In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.5	Calculation of Time.

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (London time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (London time) on the next succeeding Business Day.

1.6	Knowledge.

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor or of which the Vendor is aware, it shall mean such knowledge as is actually known to, or which would have or should have come to the attention of, the officers or employees of the Vendor who have overall responsibility for or knowledge of the matters relevant to such statement after reasonable inquiry.

1.7	Tender.

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank.

1.8	Additional Rules of Interpretation.

(1)         Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2)         Headings. The inclusion in this Agreement of headings, Articles and Sections are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3)          Article, Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement.

(4)         Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5)          References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6)         Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7)         Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(8)         Ordinary Course. The term “ordinary course”, when used in relation to the conduct of business by any Person, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and, in the case of the Target, consistent with past practice and, in the case of any other Person, being such as a Person of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

(9)          Threatened. Whenever in this Agreement reference is made to a Legal Proceeding or other matter that is “threatened” it shall mean that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a reasonable Person to conclude that a Legal Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

ARTICLE 2

PURCHASE OF SHARES

2.1	Purchase and Sale.

At the Closing Time, on and subject to the terms and conditions of this Agreement, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares.

2.2	Amount of Purchase Price.

The aggregate price for the Shares (the “Purchase Price”) is $37,678,231.76 payable by the Purchaser to the Vendor as provided in Section 2.3. The Parties acknowledge and agree that (a) no portion of the Purchase Price is payable in respect of the Non-Target Share

Assets on the understanding that prior to the Closing Time: (i) the Non-Target Share Assets other than the Volcan Loan will have been transferred to the Vendor and/or one or more of the Vendor’s Affiliates for no consideration, and (ii) the Volcan Loan will have been settled and extinguished immediately upon completion of the Scheme of Arrangement, all by way of the Reorganization as provided in Section 2.4; and (b) the Purchase Price per Share is a proportionate imputed amount calculated assuming a Purchase Price per Target Share of $0.258, which is the consideration to be offered by the Offeror to Shareholders pursuant and subject to the terms of the Offer.

2.3	Payment of Purchase Price.

The Parties acknowledge and agree that the Purchase Price may be paid in such currencies and at such exchange rates as may be agreed between the Purchaser and Vendor. On and subject to the terms and conditions of this Agreement, the Purchaser shall pay the Purchase Price to the Vendor at the Closing Time by certified cheque, bank draft or wire transfer of immediately available funds to an account specified by the Vendor.

2.4	Reorganization

The Parties acknowledge and agree that effective as of the Reorganization Effective Date, the Corporation will have transferred the Non-Target Share Assets, other than the Volcan Loan to the Vendor and/or one or more of the Vendor’s Affiliates pursuant to a Scheme of Arrangement for no consideration, and immediately upon completion of such Scheme of Arrangement, the Volcan Loan will have been settled and extinguished, such that at the Closing Time the Corporation will have no liabilities other than the Corporation Loan and no assets other than the Target Shares and the Target Loan.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

IN RESPECT OF THE VENDOR

As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Article 3, the Vendor represents and warrants to the Purchaser, as at the date hereof and as at the Closing Date, as if made on and as of such dates, (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties shall be as of such date), as follows:

3.1	Incorporation and Corporate Power.

The Vendor is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and any other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

3.2	Authorization by Vendor.

The execution and delivery of this Agreement and any other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and any such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Vendor.

3.3	Enforceability of Obligations.

This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

3.4	Ownership of Shares.

The Vendor is the sole registered and beneficial holder of the Shares with good and marketable title thereto, free and clear of any and all Liens. The Vendor has the exclusive right to sell, assign, transfer and otherwise dispose of the Shares owned as provided in this Agreement and no Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from the Vendor of any of the Shares. There are no restrictions of any kind on the transfer of the Shares except as set out in the Mauritius Act. The execution of this Agreement and the disposition of the Shares will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law, provision, Law or Licence, to which the Vendor or the Corporation is a party or subject or by which the Vendor or the Corporation is bound or affected. The Shares have been duly and validly issued in compliance with applicable Law and are fully paid and non-assessable. The Shares are not subject to any shareholders agreement. At the Closing Time, the Purchaser will be the sole registered and beneficial holder of the Shares.

3.5	Consents.

No consent, waiver, exemption, registration, Licence or declaration of or by, or filing with, or notification to any Governmental Entity is required to be made or obtained by the Vendor in connection with the execution, delivery or enforcement of this Agreement or transactions contemplated hereby, including the Offer.

3.6	Voting.

The Vendor has not previously granted or agreed to grant any proxy in respect of the Shares and the Shares are not otherwise subject to any proxy. The Vendor has not entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Shares and no such agreements exist with respect to the Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

IN RESPECT OF THE CORPORATION

As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Article 4, the Vendor represents and warrants to the Purchaser, as at the date hereof and as at the Closing Date, as if made on and as of such dates, (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties shall be as of such date), as follows:

4.1	Organization and Qualification.

The Corporation is a corporation duly incorporated, validly existing and in good standing under the Laws of Mauritius and has full corporate power, authority, capacity and right to own the Shares as now owned. The Corporation is governed by the provisions of the Mauritius Act and the Corporation has no articles or by-laws separate from the provisions of the Mauritius Act. To the knowledge of the Vendor after reasonable inquiry, since coming into force, the Mauritius Act has not been amended, supplemented or superseded, and no action has been taken, or is contemplated by any Governmental Entity to amend, supplement, supersede, surrender or cancel the Mauritius Act. The Corporation has not taken and is not contemplating any action to continue under the laws of any other jurisdiction or to cancel its corporate existence.

4.2	Capitalization.

The authorized capital of the Corporation consists of 5,000,000 shares of US$1.00 each of which 5,000,000 shares of US$1.00 each are issued and outstanding. The Shares are the only issued and outstanding securities of the Corporation. There are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of any character whatsoever requiring or which may require the Corporation to issue or sell or transfer any shares of any capital stock of the Corporation, including the Shares, or securities or obligations of any kind convertible into or exchangeable for or otherwise evidencing a requirement to acquire any shares of capital stock of the Corporation, the Shares, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation. There are no outstanding contractual obligations of the Corporation to repurchase, redeem or otherwise acquire any outstanding Shares or with respect to the voting or disposition of any outstanding Shares. There are no securities of the Corporation outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) on any matter.

4.3	Target Shares and Non-Target Share Assets.

(i) The Corporation is the registered and beneficial holder of 146,039,658 Target Shares with good and marketable title thereto, free and clear of any and all Liens; (ii) The Corporation has not granted or agreed to grant any proxy in respect of the Target Shares and the Target Shares are not otherwise subject to any proxy. The Corporation has not entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Target Shares and no such agreements exist with respect to the Target Shares; and (iii) As at the date of this Agreement, the Corporation is the registered and beneficial owner of the Non-Target Share Assets with good and marketable title thereto, free and clear of any and all Liens.

4.4	Restricted Activity.

The Corporation is a single purpose corporation the sole purpose of which is (i) as at the date of this Agreement, holding the Target Shares, the Non-Target Share Assets, the Corporation Loan and the Target Loan; and (ii) as at the Closing Time, holding the Target Shares, the Corporation Loan and the Target Loan. The Corporation has no active business.

4.5	Assets and Liabilities.

The Corporation does not have any employees or Persons engaged on contract to provide services and, (i) as at the date of this Agreement, the Corporation owns or holds no property or assets or any interests therein of any nature or kind other than the Shares, Non-Target Share Assets and Target Loan and has no liabilities whatsoever (whether accrued, absolute, potential, contingent or otherwise) other than the Corporation Loan; and (ii) as at the Closing Time, the Corporation will not own or hold any property or assets or any interests therein of any nature or kind other than the Shares and Target Loan and will have no liabilities whatsoever (whether accrued, absolute, potential, contingent or otherwise) other than the Corporation Loan.

4.6	No Joint Venture Interests, etc.

The Corporation is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, Joint Venture, co-tenancy or other similar jointly owned business.

4.7	Agreements.

The Corporation is not a party to nor bound or affected by any agreements, commitments or understandings of any nature whatsoever, written or oral, including any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

4.8	Guarantees.

The Corporation has not given nor agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any Person (collectively, “Guarantees”). No claims have been made, nor to the best of the knowledge of the Vendor, are threatened under, or in respect of any Guarantee of, or delivered by, the Corporation.

4.9	Litigation Etc.

(i) There is no suit, claim, action, litigation, investigation, complaint, grievance or proceeding, including appeals and applications for review, in progress, pending or threatened against or relating to the Corporation, or affecting the Shares or Target Shares before or by any Governmental Entity; (ii) The Vendor is not aware of any existing ground on which any such suit, claim, action, litigation, investigation, complaint, grievance or proceeding may be commenced with any reasonable likelihood of success; and (iii) the Corporation is not subject to any outstanding judgment, order, writ, injunction, decree or arbitration order or award pending or threatened against or relating to the Corporation, or affecting the Shares or Target Shares nor is the Vendor aware of any existing ground on which any such judgment, order, writ, injunction, decree or arbitration order or award may be issued or imposed with a reasonable likelihood of success.

4.10	Compliance.

The Corporation has complied with and is in compliance with all applicable Laws. The Corporation is not in conflict with, or in default (including cross-defaults) under or in violation of: (i) its articles or by-laws or equivalent organizational documents, or (ii) any agreement or understanding to which or by which the Shares are bound or affected.

4.11	Consents.

No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity is required to be made or obtained by the Corporation in connection with the execution, delivery or enforcement of this Agreement or the transactions contemplated hereby, including the Offer.

4.12	Tax Matters.

(i) The Corporation is resident for tax purposes solely in Mauritius; (ii) the Corporation has duly and timely filed all required Tax Returns with the appropriate taxing or other Governmental Entity or if not timely filed has paid any penalties imposed as a result thereof and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon; (iii) the Corporation has duly and timely paid all Taxes, including all instalments, interest and penalties on account of Taxes that are due and payable by it and there are no Taxes that are not yet due and payable and that relate to periods ending on or prior to the date of this Agreement; (iv) the Corporation has not requested, nor entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which: (A) to file any Tax Return covering any Taxes for which the Corporation is or may be liable, (B) to file any elections, designations or similar things relating to Taxes for which the Corporation is or may be liable; (C) the Corporation is required to pay or remit any Taxes or amounts on account of Taxes, or (D) any taxing or other Governmental Entity may assess or collect Taxes for which the Corporation is or may be liable; (v) the Corporation was created by certificate of incorporation and has a taxation year end of March 31st; (vi) there are no actions, suits, proceedings, investigations, audit or claims now pending or, (after due inquiry) threatened against the Corporation in respect of any Taxes and there are no matters under discussion, audit or appeal with any taxing or other Governmental Entity relating to Taxes, (vii) the Corporation has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including, without limitation, any of its officers and directors and any non-resident Person, the amounts of all Taxes and other deductions required by applicable Law to be withheld from any such amount and has duly and timely remitted same to the appropriate taxing or other Governmental Entity; (viii) the Target Shares are held by the Corporation as an investment; and (ix) none of the Vendor, the Corporation, the Target nor any of its Subsidiaries has taken any action or omitted to take any action, since the date of the acquisition of the Target Shares by the Corporation which could negatively affect the Target Shares including the Tax cost thereof immediately or in the future, including as a result of the transactions contemplated by this Agreement, including the Reorganization contemplated by Section 2.4.

4.13	Bank Accounts, etc.

The Corporation does not maintain any depositary account, trust account or safety deposit box.

4.14	Articles and By-laws.

The Corporation is governed by the provisions of the Mauritius Act and the Corporation has no separate articles or by-laws.

4.15	Books and Records.

The Vendor has made available to the Purchaser all books and records of the Corporation, including the minute books. Such books and records fairly and correctly set out and disclose in all material respects the financial position of the Corporation and all financial transactions relating to the Corporation have been accurately recorded in such books and records. The minute books include complete and accurate minutes of all meetings of the directors or shareholders of the Corporation held to date, or resolutions passed by the directors or shareholders on consent since the date of its incorporation. The register of shareholders, register of transfers and register of directors of the Corporation are complete and accurate.

4.16	Reorganization.

The Reorganization contemplated by Section 2.4, including the transfer of the Non-Target Share Assets other than the Volcan Loan to the Vendor and/or one or more of the Vendor’s Affiliates pursuant to the Scheme of Arrangement for no consideration and the settlement and extinguishment of the Volcan Loan immediately upon completion of such Scheme of Arrangement, has not resulted, and will not result, in any direct or indirect adverse or negative Tax consequences to the Corporation, the Target, Vedanta or the Purchaser or any of their subsidiaries or any direct or indirect Damages (whether accrued, absolute, potential, contingent or otherwise) to the Corporation, the Target, Vedanta or the Purchaser or any of their subsidiaries, including any Taxes, additional income or any loss of or reduction in any Tax attributes (such as losses or capital cost allowance), or reduction in the Tax cost of the Target Shares.

4.17	Full Disclosure.

None of the foregoing representations and statements of fact contains any untrue statement of fact or omits to state any material fact necessary to make such statement or representation not misleading to a prospective purchaser of the Shares and Target Shares seeking full information as to the Corporation, its properties, businesses and affairs.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

IN RESPECT OF TARGET

As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Article 5, the Vendor represents and warrants to the Purchaser, as at the date hereof and as at the Closing Date, as if made on and as of such dates, (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties shall be as of such date), as follows that, to the best of its knowledge, information and belief:

5.1	Compliance with Laws and Licences; and Defaults.

Except as disclosed in the Public Documents, the Target and each of the Subsidiaries has complied with and is in compliance with all applicable Laws, each of them has all Licences and orders of, and has made all required registrations with, any Governmental Entity that is required in connection with the ownership of their respective assets or the conduct of their respective businesses and operations and the Target and each of the Subsidiaries has fully complied with and is in compliance with all such Licences, orders and registrations, except where failure to so comply would not, individually or in the aggregate, have a Target Material Adverse Effect. Except as disclosed in the Public Documents, there are no Licences material to the conduct of the business of the Target and/or the Subsidiaries.

5.2	Material Contracts.

Except as disclosed in the Public Documents, no right or benefit under any contract, agreement, Licence, Guarantee, franchise, lease, arrangement, commitment, understanding or other right or obligation to which the Target or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject (collectively, a “Contract”), including any Contract of or with the Government of the Republic of Armenia, will be affected by the transactions contemplated by this Agreement or the Support Agreement or otherwise be affected by a change of control of the Target and/or the Subsidiaries.

5.3	Undisclosed Liabilities.

Except as disclosed in the audited consolidated financial statements of the Target and its Subsidiaries for the financial year ended December 31, 2005, neither the Target nor any of the Subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet or in the notes to the consolidated financial statements of the Target and the Subsidiaries under applicable Law or Canadian GAAP whether or not accrued, absolute, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation.

5.4	Property and Title.

Except as disclosed in the Public Documents, each of the Target and its Subsidiaries has sufficient title, clear of any defect, material claims or encumbrance, to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and has good and valid title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from landowners or authorities permitting the use of land by the Target and/or its Subsidiaries, necessary to permit the operation of their respective businesses as they are now being or are proposed to be owned and conducted, except for such failures of title that would, individually or in the aggregate, not have a Target Material Adverse Effect. The Target and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as disclosed in the Public Documents, except to the extent that a failure to do so would not individually or in the aggregate cause a Target Material Adverse Effect. All mineral rights held by the Target and its Subsidiaries are free and clear of all encumbrances and royalty burdens (other than as disclosed in the Public Documents), and none of such mineral rights are subject to reduction by reference to mine payouts or otherwise except for those created in the ordinary course of business and which would not have a Target Material Adverse Effect. Global Gold Corporation has not made or indicated an intention to make any claim against the Target in respect of participation or other purported rights. With respect to the claim by Azeri authorities that part of the Zod mine is located on its territory, as disclosed in the Public Documents, as of the date hereof, there has been no conclusive determination of this issue and the Vendor is not aware of any information which has not been disclosed in the Public Documents which suggests that the claim will be resolved in favour of Azerbaijan. The Government of the Republic of Armenia has not and has not indicated any intention to withdraw or modify its position that the Zod mine is under Target control.

5.5	Absence of Certain Changes or Events.

Since December 31, 2005, (i) the Target and the Subsidiaries have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice including as to the making of forward commitments; and (ii) there has not been any event, change or occurrence which has had or is reasonably expected to have a Target Material Adverse Effect.

5.6	Environmental.

Each of the Target and the Subsidiaries and their respective businesses, operations, and properties: (i) except as disclosed in the Public Documents, has obtained and currently holds all Environmental Permits which are required under all Environmental Laws or to the extent not already obtained or held, will use its best efforts to obtain in a timely manner such additional Environmental Permits as may be required under Environmental Laws, except where the absence of same would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. With respect to the environmental clearance required from the Government of the Republic of Armenia to move the Ararat plant to the Zod mine site as disclosed in the Public Documents, the Target is currently in negotiations with certain Armenian government agencies to obtain Environmental Impact Assessment Clearance approval and as of the date hereof the Vendor is not aware of any information which has not been disclosed in the Public Documents which indicates that the Government of the Republic of Armenia will not grant the requested clearance or that the granting of same will be unduly delayed or will have material conditions imposed thereon; and (ii) except as disclosed in the Public Documents, is in compliance with all Environmental Laws and all terms and conditions of all Environmental Permits except where the failure to be in compliance would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

5.7	Mineral Reserves and Resources.

The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Public Documents have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable Laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor, as at the date hereof and as at the Closing Date, as if made on and as of such dates, (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties shall be as of such date), as follows:

6.1	Incorporation and Corporate Power.

The Purchaser is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

6.2	Authorization by Purchaser.

The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

6.3	Enforceability of Obligations.

This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

6.4	Commissions.

Each Party represents and warrants to the other Party that such other Party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, that Party.

6.5	No Waiver.

No investigations, inspections, surveys or tests made by or on behalf of the Purchaser at any time shall affect, mitigate, waive, diminish the scope of or otherwise affect any representation or warranty made by the Vendor in or pursuant to this Agreement.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1	Vendor’s Representations.

The representations and warranties of the Vendor contained in Articles 3, 4 and 5 or any other agreement, certificate or instrument delivered by or on behalf of the Vendor pursuant to this Agreement shall survive the Closing for a period of two years from the Closing Date, and, notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any claim in respect of any Damages of which the Purchaser gives notice in writing to the Vendor (setting out in reasonable detail the nature of such claim and the approximate amount of the Damages arising as a result thereof) before the expiration of such period. Notwithstanding the foregoing sentence, there shall be no time limit on the representations and warranties of the Vendor set out in Articles 3, 4 and 5 which relate to the incorporation of the Vendor, the due authorization of this Agreement by the Vendor, the enforceability of the Vendor’s obligations under this Agreement, title to the Shares of the Corporation or matters relating to Taxes and/or the Non-Target Share Assets.

7.2	Purchaser’s Representations.

The representations and warranties of the Purchaser contained in Article 6 or any other agreement, certificate or instrument delivered pursuant to this Agreement by or on behalf of the Purchaser shall survive the Closing for a period of two years from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any claim in respect of any Damages of which the Vendor gives notice in writing to the Purchaser (setting out in reasonable detail the nature of such claim and the appropriate amount of the Damages arising as a result thereof) before the expiration of such period. Notwithstanding the foregoing sentence, there shall be no time limit on the representations and warranties of the Purchaser set out in Article 6 which relate to the incorporation of the Purchaser, the due authorization of this Agreement by the Purchaser and the enforceability of the Purchaser’s obligations under this Agreement.

ARTICLE 8

CLOSING ARRANGEMENTS

8.1	Closing.

The Closing shall take place at such time and place on the Closing Date as may be agreed orally or in writing by the Vendor and the Purchaser.

8.2	Closing Deliveries.

At the Closing, (i) the Vendor shall deliver or cause to be delivered to the Purchaser evidence of transfer of title to the Shares acceptable to the Purchaser and Vedanta, acting reasonably; and (ii) the Purchaser shall deliver or cause to be delivered the payment referred to in Section 2.3.

ARTICLE 9

CONDITIONS OF CLOSING

9.1	Purchaser’s Conditions.

The Purchaser shall not be obligated to complete the purchase of the Shares pursuant to this Agreement unless, at or before the Closing Time, each of the conditions below in this Section 9.1 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser. The Vendor shall take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the conditions listed below in this Section 9.1 are fulfilled at or before the Closing Time.

(1) Representations and Warranties. The representations and warranties of the Vendor in Articles 3, 4 and 5 shall be true and correct at the Closing.

(2) Vendor’s Compliance. The Vendor shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time, including, for greater certainty, the Reorganization and shall have delivered or caused to have been delivered to the Purchaser at the Closing the evidence contemplated in Section 8.2(i).

9.2	Condition Not Fulfilled.

If any condition in Section 9.1 shall not have been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either: (a) terminate this Agreement by notice to the Vendor, as provided in Section 11.3; or (b) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

9.3	Vendor’s Conditions.

The Vendor shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 9.3 are fulfilled at or before the Closing Time.

(1) Representations and Warranties. The representations and warranties of the Purchaser in Article 6 shall be true and correct at Closing.

(2) Purchaser’s Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have delivered or caused to have been delivered to the Vendor at the Closing the payment contemplated in Section 8.2(ii).

9.4	Condition Not Fulfilled.

If any condition in Section 9.3 shall not have been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Vendor to comply with its obligations under this Agreement, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity, either: (a) terminate this Agreement by notice to the Purchaser, as provided in Section 11.3; or (b) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnity by the Vendor.

The Vendor shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against any Damages which may be imposed upon or asserted against or suffered or incurred by the Purchaser’s Indemnified Parties as a direct or indirect result of, or arising out of or in connection with or related in any manner whatever to:

(a)          any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, including for greater certainty, representations and warranties with respect to the Corporation and/or the Target;

(b)         any breach or any non-fulfilment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)          any Legal Proceeding to which the Corporation and/or the Target is a party at any time on or prior to Closing, or to which it becomes a party after the date hereof arising from facts or circumstances that existed at any time on or prior to Closing;

(d)         any breach or alleged breach of any pending or executory contract, agreement, lease or arrangement to which the Corporation is a party or by which the Corporation or the Shares are bound or under which the Corporation has rights by the Corporation which occurred prior to the Closing or any such breach which occurs after Closing but arises out of a continuation of a course of conduct which commenced prior to Closing; and

(e)          any failure on the part of the Target to have made any required filing under Applicable Securities Laws or any default on the part of the Target in connection with any such required filing or compliance with Applicable Securities Laws generally, and, for greater certainty and without limiting the generality of the provisions of Sections 10.1(a) and (b), the indemnity provided for in this Section 10.1 shall extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to Closing (and whether or not disclosed in any Schedule to this Agreement).

10.2	Tax Indemnity.

In addition to and without limiting the generality of Section 10.1, the Vendor shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against any Taxes or Damages on a full indemnity basis (without reduction for tariff rates or similar reductions) which may be suffered or incurred by any of the Purchaser’s Indemnified Parties as a result of, or arising out of or in connection with or related in any manner whatever to any Taxes or Damages required to be paid by the Corporation, the Target, the Purchaser, Vedanta or any of their respective subsidiaries relating to (i) the Non-Target Share Assets; (ii) the Reorganization contemplated by Section 2.4, including the transfer of the Non-Target Share Assets to the Vendor and/or one or more of the Vendor’s Affiliates on the Reorganization Effective Date, or (iii) a transfer or other disposition of the Target Shares by the Corporation following the Closing Date. Whenever it is necessary for purposes of this Section 10.2 to determine liability for Taxes for a taxation year or period that begins before and ends after the Closing Date, the determination shall be made by assuming that the entity had a taxation year or period which ended immediately before the Closing Date. This indemnity shall survive for the same period as the period for the survival of representations and warranties of the Vendor with respect to Tax matters which is set out in Article 7.

10.3	Indemnity by the Purchaser.

The Purchaser shall indemnify the Vendor’s Indemnified Parties and save them fully harmless against any Damages which may be imposed upon or asserted against or suffered or incurred by the Vendor’s Indemnified Parties as a direct or indirect result of, or arising out of or in connection with or related in any manner whatever to:

(a)          any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)         any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

10.4	Calculation of Damages.

For the purpose of calculating the amount of Damages for the purposes of this Article 10, the representations and warranties of the Parties contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be deemed to have been made without qualifications as to knowledge or materiality where the words or phrases “knowledge”, “aware”, “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used. Further, the calculation of such amount shall not be affected by any inspection or inquiries made by or on behalf of the Party entitled to be indemnified under this Article 10.

10.5	Agency for Non-Parties.

Each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

10.6	Monetary Limitations.

(a)          No Damages may be recovered from the Vendor pursuant to Sections 10.1(a) through (d) inclusive unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Sections 10.1(a) through (d) exceeds $400,000, in which event only the amount in excess of $400,000 may be recovered. Such limitation shall have no application to any of the indemnities in Sections 10.1(e) and 10.2.

(b)         No Damages may be recovered from the Vendor pursuant to Section 10.1(e) unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Section 10.1(e) exceeds $100,000, in which event only the amount in excess of $100,000 may be recovered.

(c)          No Taxes or Damages may be recovered from the Vendor pursuant to Section 10.2 in excess of US$2,500,000.

(d)         No Damages may be recovered from the Purchaser pursuant to Section 10.3(a) unless and until the accumulated aggregate amount of Damages of the Vendor’s Indemnified Parties arising pursuant to Section 10.3(a) exceeds $400,000 in which event only the amount in excess of $400,000 may be recovered.

10.7	Notice of Claim.

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages do not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)          the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Damages arising therefrom, if known,

provided that any failure to so notify the Indemnifying Party shall not affect the Indemnifying Party’s liability hereunder, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure.

10.8	Direct Claims.

In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 10, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

10.9	Third Party Claims.

In the case of a Third Party Claim, the provisions in the following paragraphs of this Section 10.9 apply.

(a)          The Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party:

(i)	irrevocably acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of, the Third Party Claim; and

(ii)	furnishes evidence to the Indemnified Party which is satisfactory to the Indemnified Party of its financial ability to indemnify the Indemnified Party;

in which case the Indemnifying Party may assume such control at its expense through counsel of its choice.

(b)          If the Indemnifying Party elects to assume control as contemplated in Section 10.9(a), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(c)          If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(d)          If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or any Order to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related Legal Proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(e)          If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

10.10	Interest on Damages.

The amount of any Damages which is subject to indemnification hereunder shall bear interest from and including the date the Indemnified Party was notified of the claim for Damages at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Damages by the Indemnifying Party is made, compounded monthly, and the amount of such interest shall be deemed to be part of such Damages.

10.11	Set-off.

The Purchaser shall be entitled to set off the amount of any Damages subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the Vendor whether under this Agreement or otherwise.

ARTICLE 11

GENERAL

11.1	Expenses.

Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

11.2	Public Announcements.

The Vendor acknowledges that the Purchaser intends to publicly announce the transactions contemplated hereby following the execution of this Agreement by the Purchaser and the Vendor.

11.3	Notices.

(1)          Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Vendor, to:

Volcan Investments Limited

	Loyalist Plaza, Don Mackey Boulevard
	P.O. Box AB 20377,
	Marsh Harbour, Abaco
	Bahamas
	Attention:	Mr. E. Isaac Collie
	Fax:	242.367.2568
(b)	if to Vedanta or the Purchaser, to:

Vedanta Resources plc

16 Berkeley Street

London, UK

W1J 8DZ

Attention:	Ajay Paliwal
Fax:	(44) 0 20 7491 8440

with a copy to:

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 2800

Toronto, Ontario

M5L 1A9

Attention:	John Kolada
Fax:	416.863.2653

(2)         Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. (London time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)         Change of Address. Any Party may from time to time change its address under this Section 11.3 by notice to the other Party given in the manner provided by this Section 11.3.

11.4	Time of Essence.

Time shall be of the essence in this Agreement in all respects.

11.5	Non-Merger.

All provisions of this Agreement, other than (a) the representations and warranties contained in Articles 3, 4, 5 and 6 and (b) the indemnities in Sections 10.1, 10.2 and 10.3 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

11.6	Further Assurances.

Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

11.7	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except or explicitly set out in this Agreement.

11.8	Amendment.

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

11.9	Waiver.

A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.10	Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.11	Remedies Cumulative.

The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

11.12	Attornment.

Each Party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in England or Wales, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such England or Wales court; (ii) that it irrevocably waives any right to, and will not, oppose any such action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a England or Wales court as contemplated by this Section 11.12. The Vendor irrevocably appoints the following Person as its agent to receive on its behalf service of summons and any other legal process which may be served in any action, suit or proceeding:

Morgan Walker Solicitors

115A Chancery Lane

London, UK

WC2A 1PR

Attention:	Mr. Ashok Sancheti

Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in this Section 11.12 and the Vendor hereby irrevocably authorizes and directs its agent to accept such service on its behalf. If and to the extent that such service and any summons or other legal process cannot for any reason be effected upon the agent as in this Agreement provided, the Vendor further irrevocably consents to the service of any and all legal process in any such action, suit or proceeding by the mailing of copies of such process in the manner specified in Section 11.2. Nothing in this Section 11.12 shall affect the rights of the Parties to serve legal process in any other manner permitted by Applicable Law.

11.13	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

11.14	Successors and Assigns.

This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

11.15	Counterparts.

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied or other similar electronic transmission.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

VOLCAN INVESTMENTS LIMITED
/s/Dwarka Prasad Agarwal
Title: Director
WELTER TRADING LIMITED
/s/Deepak Kumar
Title: Director
VEDANTA RESOURCES PLC
/s/ Ajay Paliwal
Title: Deputy Chief Financial Officer

SCHEDULE A

NON-TARGET SHARE ASSETS

1.           1,000,000 ordinary shares of no par value each in Sterlite Optical Technologies Inc., being the entire issued share capital of Sterlite Optical Technologies Inc.

2.           100 bearer shares with a par value of CHF 500 each in Allumo AG Zug, being the entire issued share capital of Allumo AG Zug.

3.	22,530,550 ordinary shares of Ind Rs 5 each in Sterlite Optical Technologies Limited.

4.           56,000,000 warrants of Ind Rs 100 each paid up to Rs 10 each in Sterlite Optical Technologies Limited.

5.	49,348 shares in Sterlite Energy Private Limited.

6.           80,323 redeemable preference shares of Ind Rs 100 each in Sterlite Energy Private Limited.

7.           80,712 redeemable preference shares of Ind Rs 100 each in Agarwal Galvanising Private Limited.

8.	US$669,966 pursuant to a loan to Sterlite Gold Ltd.

9.	US$1,311,800 pursuant to a loan to D.P. Agarwal.

10.	US$10,057 pursuant to a loan to Allumo AG Zug.

11.         US$2,050,000 pursuant to a loan to Sterlite Optical Technologies Inc which is carried at US$1.

12.         Proceeds of a US$18,645,000 loan from Volcan Investments Limited (the “Volcan Loan”).